THIS ANNOUNCEMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN

OR INTO AUSTRALIA OR CANADA

FINAL CASH OFFERS* OF 1,243 PENCE PER ORDINARY SHARE

AND 200 PENCE PER B SHARE

(PLUS AN AMOUNT EQUAL TO THE ACCRUED DIVIDEND)

BY

NIGHTINGALE ACQUISITION LIMITED

(A WHOLLY OWNED SUBSIDIARY OF THE NASDAQ STOCK MARKET, INC.)

FOR THE ENTIRE ISSUED AND TO BE ISSUED SHARE CAPITAL OF

LONDON STOCK EXCHANGE GROUP PLC

The Board of The Nasdaq Stock Market, Inc. (“NASDAQ”) today announces the terms of Final Offers to be made by Nightingale Acquisition Limited (“NAL”), a wholly owned subsidiary of NASDAQ, for the entire issued and to be issued share capital of London Stock Exchange Group plc (“LSE”). The Ordinary Offer is in cash at 1,243 pence per LSE Ordinary Share, valuing the entire issued ordinary share capital of LSE at approximately £2.7 billion and represents an enterprise value of approximately £2.9 billion (based on LSE’s net debt of £284.7 million as at 30 September 2006). The B Share Offer is in cash at 200 pence per LSE B Share (plus an amount equal to the accrued dividend), valuing the entire issued B share capital of LSE at approximately £16.5 million.

NASDAQ is today making this announcement to ensure that all market participants are properly informed of the details of its Final Offers. NASDAQ has requested a meeting with LSE’s Chairman to seek a recommendation of the Final Offers in advance of posting the Offer Document (which will be undertaken as soon as possible).

Highlights

An attractive offer which fully reflects both LSE’s standalone prospects and an appropriate premium

•	NASDAQ appreciates LSE’s strong standalone growth prospects. In particular, NASDAQ recognises the strong growth in SETS volumes of 56 per cent. year-on-year for the six months to September 2006, the strong new issue activity currently being experienced and the growth in related activities

•	This potential needs to be set against the fact that LSE’s share price has risen 216 per cent. over the past two years and 103 per cent. over the past year vs. net income growth of 75 per cent. and 50 per cent. respectively. NASDAQ believes this potential, as well as the significant synergy benefits of a combination, are fully reflected in its offer price

•	An offer price of 1,243 pence per LSE Ordinary Share represents:

-	a 54 per cent. premium over the Closing Price on 10 March 2006, the Business Day immediately prior to LSE’s announcement that it had received a pre-conditional approach from NASDAQ, adjusted for the LSE Capital Return;

-	a 40 per cent. premium to NASDAQ’s indicative offer price of 9 March 2006 as adjusted for the LSE Capital Return; and

-	a multiple of 27.9x adjusted earnings for the 12 months to 31 March 2006 and a multiple of 24.9x consensus earnings forecast for the 12 months to 31 March 2007

•	NASDAQ will today submit a filing to the OFT in relation to the Transaction and does not expect the Transaction to give rise to any significant antitrust issues

•	The Transaction is not subject to any other formal regulatory approvals nor does it require NASDAQ shareholder approval

•	The Transaction is expected to complete in the first quarter of 2007

•	The Final Offers will not be revised except that NAL reserves the right to revise the Final Offers: (i) upon the recommendation of the LSE Board; or (ii) if a firm intention to make a competing offer for LSE is announced, whether or not subject to any preconditions

Overview of transaction rationale

NASDAQ and LSE are both pre-eminent equity markets in their respective countries. NASDAQ believes that bringing together the two organisations would present listed companies, traders and investors with a leading global equity market place, based on dynamic industry leadership. A transaction presents the potential to create:

•	the leading global, cross-border equity market platform giving issuers the ability to dual-list simultaneously in London and New York;

•	the leading global exchange by number of listings featuring over 6,400 listed companies with a total market capitalisation of approximately £6.3 trillion ($11.8 trillion) presenting a strong platform for companies of all sizes and the natural choice for international issuers;

•	the most active global equity exchange, with an average daily volume of 7.4 billion shares traded, 5.5 million average daily bargains and an average daily value traded of approximately £41.5 billion ($75.6 billion);

•	significant efficiencies which would benefit the users of both platforms, and fully execute on the efficiencies that both companies offer their market participants; and

•	a combined entity well positioned to lead further consolidation and compete effectively with any transatlantic or European combination.

A proposal that will yield benefits to all users of LSE

•	The combined entity will have the ability to offer a broad choice of efficient capital raising solutions to companies at multiple stages of development, from private and early stage firms via AIM and Portal, to large IPOs on the respective main markets. Listed firms across all market segments from AIM to Global Select will benefit from leveraging the technology and operational expertise of both businesses

•	NASDAQ’s transaction speeds are amongst the fastest in the industry (delivering sub-millisecond executions within the matching engine) and its infrastructure has the capacity to process approximately 10 times the current daily average volume of 2.0 billion shares traded. NASDAQ will work from its track record of combining systems efficiently and fairly to deliver leading technologies in order to further drive the performance, security and reliability of LSE’s markets

•	NASDAQ has an established track record of reducing operational costs while simultaneously improving the customer experience. NASDAQ has reduced average execution fees by 55 per cent. since 2002. NASDAQ believes one of its primary responsibilities is to reduce the total cost of trading for market users whilst providing superior trading capabilities with a focus on client needs. As a demonstration of this focus, NASDAQ commits not to increase standard broker-dealer tariffs for at least three years. Additionally, NASDAQ will leverage its experience in service improvement, price leadership and product expansion for the benefit of the London market and will always be prepared to compete creatively and aggressively for broker-dealer business

•	NASDAQ has demonstrated its belief that it must improve both the trading experience and the “listing service” to remain competitive. In a highly competitive domestic market, NASDAQ has a 99 per cent. retention record with listed companies since 2001 and has broadened its range of support services geared to help companies improve and leverage their public company status. NASDAQ has achieved this through both organic expansion and acquisition. It will look to broaden the range of products offered to both issuers and data users in the London market in co-operation with LSE’s existing product set

•	Over the medium term, NASDAQ expects that a combination with LSE will bring substantial visibility and liquidity benefits to both issuers and investors. Subject to regulatory parameters, investors may also benefit from an increased potential for portfolio diversification. Enhanced access of US investors to LSE listed stocks and of UK investors to NASDAQ listed stocks should lead to an increase in trading activity and liquidity, reducing the cost of capital for issuers

•	The two strong, yet distinct, brands of LSE and NASDAQ will together yield stronger competitive benefits to both the London and the New York financial centres

Continuity of LSE’s market structure

•	NASDAQ respects the strengths of the London market and intends that LSE’s operations should continue in a manner consistent with current practice

•	The existing market model, including the Main Market and AIM, will continue to be actively supported and promoted to their fullest potential

•	The combined entity will support open post-trade architecture and will look to promote competition in clearing and settlement for the benefit of users

•	The LSE brands will be maintained and promoted

A robust governance and regulatory proposal

•	LSE will continue to be run as a Recognised Investment Exchange (“RIE”) regulated solely by the UK Financial Services Authority (“FSA”)

•	NASDAQ has held detailed discussions with the FSA and is confident that, following the Transaction, LSE will be able to meet its obligations as an RIE

•	LSE will continue to have its own independent board with a majority of independent non-executive directors

•	User representation will be bolstered by the appointment of user representatives to the independent board, which will have sole discretion over the regulatory regimes applicable to the companies listed on LSE’s markets and sole discretion for determining and ensuring compliance with the FSA’s Recognition Requirements Regulations

•	NASDAQ will establish a London Oversight Committee, comprised of Board user representatives and an independent Chairman, to retain veto rights over proposed changes to LSE listing standards and location of the main RIE operations

•	NASDAQ appreciates and supports the proposed changes to the Financial Services and Markets Act announced by the Economic Secretary to the Treasury, Ed Balls, and believes its proposals are entirely consistent with this legislation

A proposal that reinforces London’s continued pre-eminence as Europe’s premier financial centre

•	LSE will continue to be promoted as the primary destination for listing and trading UK stocks

•	LSE and NASDAQ will jointly be promoted as destinations for international listings and each will be developed to realise its full potential

•	LSE’s headquarters will be maintained in London, and the location of the main RIE operations will be subject to the veto of the London Oversight Committee which will remain independent of NASDAQ

•	NASDAQ Board meetings will regularly be held in London

•	NASDAQ intends to seek a secondary listing in London as soon as practicable following the completion of the Transaction

•	Following the Transaction, the combined entity will review the branding of the parent company with the intention of arriving at a brand which reflects its international reach and expertise

* The Final Offers will not be revised except that NAL reserves the right to revise the Final Offers: (i) upon the recommendation of the LSE Board; or (ii) if a firm intention to make a competing offer for LSE is announced, whether or not subject to any preconditions

Commenting on the Final Offers, NASDAQ President and CEO Robert Greifeld said: “We are excited about the prospect of combining two strong businesses to form the leading global, cross-border equity market platform giving issuers the ability to dual-list simultaneously in London and New York. The combined entity will be well positioned to lead further consolidation and compete effectively for the benefit of all market users.”

On 20 November 2006 at 9.00 a.m. GMT (4.00 a.m. Eastern Time), a webcast will be available at www.nasdaq.com and a conference call facility for analysts and investors can be accessed by dialling +44 (0)20 7162 0025.

A second conference call and webcast for the benefit of US-based analysts and investors will be held at 8.00 a.m. Eastern Time (1.00 p.m. GMT). The webcast will be available at www.nasdaq.com and the conference call for US-based analysts and investors can be accessed by dialling +1 (800) 811-0667 or +1 (913) 981-4901.

This summary should be read in conjunction with, forms part of and is subject to the full text of the announcement. The Final Offers will be subject to the conditions set out in Appendix I and the full terms and conditions to be set out in the Offer Document and, in the case of certified holders of LSE shares, the Form(s) of Acceptance.

Appendix II to the attached announcement contains definitions of certain expressions used in this summary. Appendix III to the attached announcement contains the sources of certain information and bases of calculations contained in this summary.

Greenhill is acting as lead financial adviser to NASDAQ and NAL, with Dresdner Kleinwort acting as broker.

Financing and advisory services are being provided by Banc of America Securities LLC and Banc of America Securities Limited. In addition, Dresdner Bank is providing financing.

ENQUIRIES

The Nasdaq Stock Market, Inc. Bethany Sherman	Tel: +1 (212) 401 8714 +1 (917) 836 1724

Greenhill & Co. International LLP (lead financial adviser to NASDAQ and NAL) Simon Borrows Richard Hoyle	Tel: +44 (0)20 7198 7400

Dresdner Kleinwort Securities Limited (broker to NASDAQ and NAL) Angus Kerr Alex Reynolds	Tel: +44 (0)20 7623 8000

Gavin Anderson & Company (PR adviser to NASDAQ and NAL) Richard Constant	Tel: +44 (0)20 7554 1403 / 1405

FURTHER INFORMATION

Greenhill, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for NASDAQ and NAL and for no-one else in connection with the Final Offers and will not be responsible to anyone other than NASDAQ and NAL for providing the protections afforded to clients of Greenhill or for giving advice in relation to the Final Offers.

Dresdner Kleinwort, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for NASDAQ and NAL and for no-one else in connection with the Final Offers and will not be responsible to anyone other than NASDAQ and NAL for providing the protections afforded to clients of Dresdner Kleinwort or for giving advice in relation to the Final Offers.

Banc of America Securities Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for NASDAQ and NAL and for no-one else in connection with the Final Offers and will not be responsible to anyone other than NASDAQ and NAL for providing the protections afforded to clients of Banc of America Securities Limited or for giving advice in relation to the Final Offers.

This announcement does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Final Offers or otherwise. The Final Offers will be made solely by the Offer Document and the Forms of Acceptance accompanying the Offer Document, which will contain the full terms and conditions of the Final Offers, including details of how the Final Offers may be accepted.

In accordance with the City Code, normal United Kingdom market practice, and subject to applicable regulatory requirements and pursuant to exemptive relief granted by the US Securities and Exchange Commission from Rule14e-5 under the US Securities Exchange

Act of 1934, (i) Dresdner Kleinwort and/or its affiliates will continue to act as connected exempt principal traders in LSE Shares on the London Stock Exchange and may from time to time make certain purchases of, or arrangements to purchase, LSE Shares or futures contracts or indices over LSE Shares outside the United States, other than pursuant to the Final Offers, before or during the period in which the Final Offers remain open for acceptance, and (ii) NAL, its affiliates, or their respective nominees or brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, LSE Shares outside the United States, other than pursuant to the Final Offers, before or during the period in which the Final Offers remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. These purchases, or arrangements to purchase, shall comply with applicable rules in the United Kingdom, including the City Code, the rules of the UK Listing Authority and the rules of the London Stock Exchange and applicable US securities laws (except to the extent of any exemptive relief granted by the US Securities and Exchange Commission from Rule 14e-5). Any information about such purchases will be disclosed as required in the United Kingdom pursuant to the City Code and will be available from the Regulatory Information Service of the UK Listing Authority and will be available in the United States at www.nasdaq.com.

Unless otherwise determined by NAL, the Final Offers are not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce of, or by any facilities of a national securities exchange of, Australia or Canada or any jurisdiction where to do so would violate the laws of that jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within Australia or Canada or any such jurisdiction. Accordingly copies of this announcement are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from Australia or Canada or any such jurisdiction, and persons receiving this announcement (including, without limitation, custodians, nominees and trustees) must not mail or otherwise distribute or send it in, into or from such jurisdiction as doing so may invalidate any purported acceptance of the Final Offers. Any person (including, without limitation, any custodian, nominee or trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to forward this announcement and/or the Offer Document and/or any related document to any jurisdiction outside the United Kingdom and the United States should inform himself of, and observe, any applicable legal or regulatory requirements of that jurisdiction.

This announcement contains certain forward-looking statements with respect to NASDAQ, NAL and LSE. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the operations of the NASDAQ Group or the LSE Group; and (iii) the effects of government regulation on the business of the NASDAQ Group or the LSE Group.

These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, or industry results, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. All subsequent oral or written forward-looking statements attributable to NASDAQ, NAL or LSE or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

The NAL Directors and the NASDAQ Directors accept responsibility for the information contained in this announcement, save that the only responsibility accepted by them in respect of information in this announcement relating to LSE, which has been compiled from public sources, is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the NAL Directors and the NASDAQ Directors (each of whom has taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING RESTRICTIONS

Your attention is drawn to certain UK dealing disclosure requirements in relation to the Transaction. These disclosure requirements are set out in Rule 8 of the City Code.

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of LSE, all “dealings” in any “relevant securities” of LSE (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Ordinary Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or upon the “offer period” otherwise ending. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of LSE, they will be deemed to be a single person for the purposes of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of LSE by NASDAQ or NAL, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

FINAL CASH OFFERS* OF 1,243 PENCE PER ORDINARY SHARE

AND 200 PENCE PER B SHARE

(PLUS AN AMOUNT EQUAL TO THE ACCRUED DIVIDEND)

BY

NIGHTINGALE ACQUISITION LIMITED

(A WHOLLY OWNED SUBSIDIARY OF THE NASDAQ STOCK MARKET, INC.)

FOR THE ENTIRE ISSUED AND TO BE ISSUED SHARE CAPITAL OF

LONDON STOCK EXCHANGE GROUP PLC

1. Introduction

The Board of NASDAQ announces the terms of Final Offers to be made by NAL, a wholly owned subsidiary of NASDAQ, for the entire issued and to be issued share capital of LSE. NASDAQ has requested a meeting with LSE’s Chairman to seek a recommendation of the Final Offers in advance of posting the Offer Document (which will be undertaken as soon as possible).

* The Final Offers will not be revised except that NAL reserves the right to revise the Final Offers: (i) upon the recommendation of the LSE Board; or (ii) if a firm intention to make a competing offer for LSE is announced, whether or not subject to any preconditions.

2. The Final Offers

The Ordinary Offer

NAL will offer to acquire, on the terms and subject to the conditions and further terms summarised in Appendix I to this announcement and to be set out in full in the Offer Document and, in respect of certificated LSE Ordinary Shares only, in the Form of Acceptance, all of the LSE Ordinary Shares, other than those LSE Ordinary Shares which NAL holds or has contracted to acquire, on the following basis:

for each LSE Ordinary Share	1,243 pence in cash

The Ordinary Offer values the existing issued ordinary share capital of LSE at approximately £2.7 billion and represents an enterprise value of approximately £2.9 billion (based on LSE’s net debt of £284.7 million as at 30 September 2006).

An offer price of 1,243 pence per LSE Ordinary Share would represent:

•	a 54 per cent. premium over the Closing Price on 10 March 2006, the Business Day immediately prior to LSE’s announcement that it had received a pre-conditional approach from NASDAQ, adjusted for the LSE Capital Return;

•	a 40 per cent. premium to NASDAQ’s indicative offer price of 9 March 2006 as adjusted for the LSE Capital Return;

•	a 2 per cent. premium over the Closing Price on 17 November 2006, the Business Day immediately prior to the date of this announcement; and

•	a multiple of 27.9x adjusted earnings for the 12 months to 31 March 2006 and a multiple of 24.9x consensus earnings forecast for the 12 months to 31 March 2007

The LSE Ordinary Shares will be acquired by NAL fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights now or thereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid, on or after 20 November 2006 (other than the interim dividend of 6 pence per LSE Ordinary Share announced on 8 November 2006 and to be paid on 5 January 2007 to LSE Ordinary Shareholders on the register of LSE on 8 December 2006).

The B Share Offer

The B Share Offer is being made on the following basis:

for each LSE B Share	200 pence in cash (plus an amount equal to the accrued dividend as described below)

The B Share Offer values the existing issued B share capital of LSE at approximately £16.5 million. The additional amount is equal to the amount of the non cumulative preferential dividend to which holders of the LSE B Shares would be entitled in accordance with article 7 of LSE’s Articles of Association on the date on which the Ordinary Offer becomes or is declared unconditional in all respects (the “Calculation Date”), as calculated (A) by reference to the relevant proportion of the rate applicable to the Calculation Period (as that term is defined in LSE’s Articles of Association) during which the Calculation Date occurs, and (B) on the assumption that, on the Calculation Date, there are sufficient profits of LSE available for distribution in respect of the accounting reference period in which the Calculation Date occurs to pay such dividend. For these purposes, the “relevant proportion” shall be the number of days from and including the most recent Payment Date (as that term is defined in LSE’s Articles of Association) to but excluding, the Calculation Date divided by 183. The B Share Offer is conditional on the Ordinary Offer being or becoming declared unconditional in all respects.

The LSE B Shares will be acquired by NAL fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights now or thereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid, on or after 20 November 2006.

In the event that the Ordinary Offer becomes or is declared unconditional in all respects, NASDAQ shall procure that LSE redeems the balance of the LSE B shares in accordance with LSE’s Articles of Association.

The Final Offers will not be revised except that NAL reserves the right to revise the Final Offers: (i) upon the recommendation of the LSE Board; or (ii) if a firm intention to make a competing offer for LSE is announced, whether or not subject to any preconditions.

3. Information on NASDAQ and NAL

The NASDAQ Group is a leading provider of securities trading, listing and information products and services. NASDAQ manages, operates and provides its products and services in two business segments: the Issuer Services segment and the Market Services segment.

NASDAQ’s revenue sources from these segments are diverse. The Issuer Services segment includes revenues from listing fees, client services and financial products. The Market Services segment includes revenues from transaction services and from market data products and services. NASDAQ’s core business functions are:

(A)	Corporate Client Group – which facilitates the raising of capital through the issuing of securities by companies from around the world and providing support services to enhance an issuer’s experience as a public company, including insurance services, investor relations services, and US newswire distribution services;

(B)	Financial Products – which creates new index products and financial instruments based on its indices for listing and trading on The Nasdaq Stock Market;

(C)	Transaction Services – which provides a forum for investors and intermediaries to trade securities via a world-class quote and order matching platform, delivering sub-millisecond response times, capacity of 98,000 messages per second, and approximately 99.98 per cent. uptime; services are also provided for trade reporting off-book trades, and enabling streamlined connectivity to NASDAQ’s market participants with the ability to access, process, display and integrate orders and quotes, which enabled customers to execute trades in over 7,700 equity securities during 2005. The Nasdaq Market Center allows NASDAQ to route and execute buy and sell orders as well as report transactions for NASDAQ-listed securities and those listed on national stock exchanges, including the New York Stock Exchange and the American Stock Exchange, providing fee-based revenues; and

(D)	Information Services – which distributes high quality, real-time price and innovative market information relating to trading on NASDAQ’s system to over 400,000 professional users and over 1.4 million individual investors every day.

NASDAQ is the holding company of The Nasdaq Stock Market LLC, which commenced operations as a US national securities exchange for NASDAQ-listed securities on 1 August 2006. The Nasdaq Stock Market is the largest electronic equity securities market in the United States, both in terms of number of listed companies and traded share volume. As of 30 September 2006, The Nasdaq Stock Market had 3,206 listed companies with a combined market capitalisation of over $4.1 trillion. NASDAQ also operates The Nasdaq Market Center, which provides The Nasdaq Stock Market participants with the ability to access, process, display and integrate orders and quotes in The Nasdaq Stock Market and other national stock exchanges in the US. Transactions involving 383.1 billion equity securities were executed on or reported to NASDAQ’s systems in the first nine months of 2006.

Based on the Closing Price of NASDAQ Shares on The Nasdaq Stock Market on 17 November 2006, NASDAQ’s market capitalisation was approximately $5.3 billion.

For the 52 weeks to 31 December 2005, NASDAQ reported gross margin of $526.0 million (2004: $484.6 million) and a profit from continuing operations before tax of $106.3 million (2004: $2.6 million). For the nine months to 30 September 2006, NASDAQ reported gross margin of $504.3 million and a profit before tax of $107.6 million. As at 30 September 2006, NASDAQ had net cash of $254.2 million which includes NASDAQ’s investment in LSE at fair market value of $1.3 billion.

NAL is a company incorporated in England on 24 March 2006 at the direction of NASDAQ for the purpose of acquiring LSE Shares. Since its incorporation, NAL has not been engaged in any activities save in connection with the acquisition and holding of LSE Shares and the financing and the making of the Final Offers. NAL is a wholly owned subsidiary of NASDAQ. The current directors of NAL are Adena Friedman, Edward Knight and David Warren.

4. Information on LSE

London Stock Exchange Group plc became the holding company of London Stock Exchange plc on 15 May 2006 pursuant to a scheme of arrangement made under section 425 of the Companies Act and replaced the London Stock Exchange plc as the listed entity on the London Stock Exchange. London Stock Exchange plc is LSE’s principal operating subsidiary. It is one of the world’s leading stock exchanges and, based in London, is at the heart of global financial markets.

LSE’s principal business is providing a market for the issuing and trading of securities by assisting companies to raise capital through the issue of securities; providing platforms for investors and intermediaries to trade these and other financial investments; and collecting and distributing market information. LSE’s core business areas are:

(A)	Issuer Services – which facilitates the raising of capital through the issuing of securities by companies from around the world and the dissemination of regulatory news (as of 30 September 2006 there were 3,212 companies listed on LSE’s markets);

(B)	Broker Services – which provides a forum for investors and intermediaries to trade securities via a range of robust electronic trading systems, an effective regulatory environment and a high level of price and trade transparency;

(C)	Information Services – which distributes high quality, real-time price, news and other information relating to trading on LSE’s platforms to 91,000 professional users and 18,000 non-professional users; and

(D)	Derivatives Services – which provides services for trading derivatives through LSE’s covered warrants market for retail investors and LSE’s subsidiary EDX London Limited.

Based on the Closing Price of LSE Ordinary Shares on the London Stock Exchange on 17 November 2006, LSE’s market capitalisation was approximately £2.6 billion ($4.9 billion).

LSE is the largest equity exchange in Europe and the fourth largest equity exchange in the world measured by the domestic market capitalisation of listed shares. LSE is one of the most international of all the world’s stock exchanges.

For the 52 weeks to 31 March 2006, LSE reported turnover of £297.5 million (2005: £244.4 million) and a profit before tax of £93.5 million (2004: £92.2 million). For the six months to 30 September 2006, LSE reported turnover of £163.3 million and a profit before tax of £76.7 million. As at 30 September 2006, LSE had net debt of £284.7 million.

5. Background to and reasons for the Final Offers

Background to the Final Offers

NASDAQ has for some time regarded LSE as an attractive business. NASDAQ and LSE have held preliminary discussions with respect to a possible business combination or other strategic transaction on a number of occasions in the past.

Contact between the parties occurred in both August 2005, prior to the announcement by Macquarie of its interest in a potential acquisition of LSE, and in December 2005, following Macquarie’s announcement of a hostile offer to acquire London Stock Exchange plc at 580 pence per share. On each occasion, NASDAQ concluded that it should focus on its immediate standalone objectives rather than attempt to consummate a business combination. Following the lapse of Macquarie’s offer on 28 February 2006 and the completion of the Instinet Transactions and NASDAQ’s subsequent secondary offering, NASDAQ approached LSE.

Believing that a non-binding offer would be of interest to the Board of LSE and favourable to shareholders of LSE, on 9 March 2006, NASDAQ sent LSE a proposal for a business combination between NASDAQ and LSE which included an indicative cash offer for LSE of 950 pence per London Stock Exchange plc share (equivalent to approximately 889.5 pence per LSE Ordinary Share, post the LSE Capital Return).

On 10 March 2006, LSE publicly announced receipt of an approach from NASDAQ and rejected the preliminary offer stating that it believed that the offer substantially undervalued LSE. LSE was unwilling to entertain discussions with NASDAQ during the course of March 2006 and, as a result, on 30 March 2006 NASDAQ announced that it no longer intended to make an offer for LSE, subject to certain limited circumstances.

On 11 April 2006, NASDAQ announced that the NASDAQ Group had acquired 14.99 per cent. of the issued ordinary share capital of London Stock Exchange plc at a price of 1,175 pence per share (equivalent to approximately 1,156 pence per LSE Ordinary Share, post the LSE Capital Return) from certain shareholders of LSE. Between 3 May 2006 and 19 May 2006, NASDAQ announced additional purchases of London Stock Exchange plc shares which brought the NASDAQ Group’s aggregate holdings in LSE’s issued ordinary share capital to 25.1 per cent. As a result of subsequent share repurchases by LSE, NASDAQ’s current holdings represent approximately 25.4 per cent. of LSE’s issued ordinary share capital.

Reasons for the Final Offers

The combination of NASDAQ and LSE will bring together two of the world’s leading groups in the global exchange market to the benefit of their respective users and the wider global financial community. A NASDAQ/LSE combination will create a cash equities market place with a total market capitalisation in excess of £6.3 trillion ($11.8 trillion) and over 6,400 listed companies. The enlarged group will benefit from the combined strengths of the two organisations, and will present listed companies, traders, and investors with a broad range of services unmatched by any other marketplace currently operating in the world at highly competitive prices. The combined entity will be well positioned to lead further consolidation and compete effectively with any transatlantic or European combination.

Leading global exchange

The combination of NASDAQ and LSE will create a leading global exchange for listing companies of all sizes, from the largest multinational companies to small, growth companies seeking capital for the first time. The Transaction presents an opportunity to give issuers the ability to dual-list simultaneously in Europe and North America’s most significant financial centres through one common entity for the first time.

Products and customers

The combination of NASDAQ and LSE will provide exchange users with an opportunity to capitalise on growth in the cash equities market on both sides of the Atlantic. The product enhancements and efficiencies which can be generated from the combination of the two organisations’ platforms will bring substantial benefits to exchange users, whether corporate issuers or investors who trade on the NASDAQ and LSE markets. In addition, the combined group will be a key market information services and analytics provider, with distribution to a greater aggregate customer base.

Technology

The combination of NASDAQ and LSE brings together the two world leading fully electronic equities exchanges with the intention to create the pre-eminent, technology-driven, global exchange group. NASDAQ’s previous acquisitions of INET and Brut demonstrate a track record of combining electronic trading systems and, after extensive analysis of the capabilities of each organisation’s systems, extracting cost savings through the elimination of corporate and systems redundancies. The combined group will feature leading trading technology that can be leveraged across multiple asset classes and further extended on a global basis.

Strategic fit

NASDAQ believes that it makes the best partner for LSE from both a market structure and a business perspective.

NASDAQ has a market structure which is similar to that of LSE, with multiple competing market makers supporting highly efficient and deeply liquid electronic limit order book trading. In addition to order book trading, both NASDAQ and LSE support the ability of market makers and broker-dealers to carry out off-order book transactions under the same regulatory and trade reporting umbrella as for order book trades. In addition to securities listing and transaction based trading operations, both businesses provide market information services and develop financial products.

In addition, NASDAQ and LSE are similarly sized organisations with a long history and experience in providing international companies with access to domestic investors and capital.

6. Strategy and ongoing market structure

NASDAQ respects the strengths of the London market and intends that the LSE operations should continue in a manner consistent with current practice. In particular, the existing market model, including the Main Market and AIM, will continue to be actively supported and promoted as a leading international market centre for capital formation and trading. LSE’s headquarters will continue to be located in London and LSE’s brands will be maintained and promoted. Following the Transaction, NASDAQ will review the branding of the parent company with the intention of arriving at a brand which reflects the international reach and expertise of the combined entity.

The operations of both NASDAQ and LSE are based on pro-competition, horizontal, technology-led business models. The combined entity will continue to support an open post-trade architecture, and will look to promote competition in clearing and settlement for the benefit of users. NASDAQ will seek the opportunity to work with LCH.Clearnet and SIS x-clear to find opportunities for more intra-European, cross-border trading and more cost effective clearing and settlement solutions. Any process that decreases the cost of trading to participants eliminates market friction and greatly enhances potential growth. NASDAQ is focused on finding ways to lessen trading friction for LSE market participants.

LSE will continue to be promoted as the primary destination for listing and trading UK stocks. LSE and NASDAQ will jointly be promoted on an ongoing basis as destinations for international listings. In recognition of the fact that each listing decision is highly tailored to the specific needs of each issuer, a joint NASDAQ/LSE team will work closely with each issuer to identify the right marketplace for each listing.

7. Benefits for LSE stakeholders

NASDAQ believes that the combination of LSE with NASDAQ will reinforce London’s pre-eminence as Europe’s premier financial centre and yield benefits to LSE stakeholders.

On the technology side, NASDAQ’s current transaction speeds are amongst the fastest in the industry (delivering sub-millisecond executions within the matching engine) and its infrastructure has the capacity to process approximately ten times the current daily average volume of 2.0 billion shares traded. NASDAQ has a track record of selecting leading technologies and successfully migrating services to new back-end platforms. For example, NASDAQ recently completed the migration of NASDAQ-listed trading services from its legacy platform and the Brut platform to INET, a technology that was developed while Instinet was a subsidiary of Reuters Group plc. The platform integration was effected without requiring users to change connections or protocols, with switches put in place to enable orders and quotes to be moved seamlessly to the end user.

NASDAQ also has a strong track record in streamlining its infrastructure to provide market participants more connectivity options at lower fees to users. In 2005, NASDAQ ceased requiring customers to purchase their network connections exclusively and moved to a “bring your own” pricing model. Overall fees charged by NASDAQ to the industry in the first nine months of 2006 were reduced by 78 per cent. relative to the same period in 2005. The average customer is now able to connect to NASDAQ for charges that are between 41 per cent. and 80 per cent. lower than a year ago. In addition, NASDAQ has reduced average execution fees by 55 per cent. since 2002. NASDAQ would hope to bring that positive experience to the London marketplace, with the view in mind of lowering the cost of trading while maintaining a highly secure, highly reliable network infrastructure.

NASDAQ believes one of its primary responsibilities is to lower the total cost of trading for market users whilst providing superior trading capabilities with a focus on client needs. As a demonstration of this focus, NASDAQ commits not to increase standard broker-dealer tariffs for at least three years. Additionally, NASDAQ will leverage its experience in service improvement, price leadership and product expansion for the benefit of the London market and will always be prepared to compete creatively and aggressively for broker-dealer business.

NASDAQ has successfully broadened its range of issuer services to include Directors and Officers insurance, governance advisory services, investor relations services and corporate communication services. It will look to offer these services in the London market.

The service level for users of data products will be increased as combined products will be made available to customers of both exchanges. NASDAQ already distributes its data to 175 direct market data vendors, over 400,000 professional users and over 1.4 million non-professional users. Subject to regulatory parameters, NASDAQ will be able to offer more visibility and transparency of LSE information to US investors, and more visibility and transparency of NASDAQ information to UK investors. Additionally, the two exchanges can learn from the types of data offered to respective users of each exchange to enhance the transparency of both markets. NASDAQ expects new joint data products will be created (subject to regulatory parameters) to leverage the listing and trading strength of each market.

Over the medium term, a combination will bring substantial benefits to issuers and investors. US investors will gain enhanced access to LSE listed stocks, and UK investors will gain enhanced access to NASDAQ listed stocks. This is expected to lead to an increase in trading activity and liquidity resulting in a reduction in the cost of capital for issuers. Subject to regulatory parameters, investors may also benefit from an increased potential for further portfolio diversification.

The two strong, yet distinct, brands of LSE and NASDAQ will together yield stronger competitive benefits to both the London and the New York financial centres.

8. Regulation

Following the completion of the Transaction, LSE will continue to be run as a Recognised Investment Exchange regulated solely by the FSA. The LSE Board will have sole discretion over the regulatory regimes applicable to the companies listed on its market and will have sole discretion for determining and ensuring compliance with the Recognition Requirements Regulations. LSE will also continue to comply with the relevant provisions of the Combined Code on Corporate Governance (the “Combined Code”) that apply to it.

NASDAQ, as NAL’s ultimate parent company, proposes that LSE will continue to have its own board of directors with a majority of non-executive independent directors, consistent with FSA requirements. User representation will be bolstered by the appointment of two user representatives to the LSE Board.

The LSE Board will also establish a committee of the Board (the “London Oversight Committee”) which will comprise of an Independent Chairman (possibly though not necessarily an independent non-executive director) and the two non-executive directors who are user representatives. The London Oversight Committee structure will be mandated as part of LSE’s by-laws. This committee will be consulted on and will have the right to veto any proposed changes to (i) the physical location from which 20 per cent. or more of the revenue stream of LSE is serviced to outside the UK; or (ii) the physical location of more than 20 per cent. of the cost base of LSE to outside the UK; or (iii) the listing standards of any LSE market. The Independent Chairman will be an individual with a substantial track record in the economic or regulatory oversight of the City of London. LSE’s articles will be amended to authorise LSE to be able to establish this committee and NASDAQ will undertake to the FSA that it will not change this article without FSA consent.

NASDAQ has held detailed discussions with the FSA and is confident that, following the Transaction, LSE will be able to meet its obligations as an RIE.

Furthermore, NASDAQ has held discussions with the SEC in which nothing has arisen which might hinder the consummation of a Transaction.

NASDAQ appreciates and supports the proposed changes to the legislative framework for financial services in relation to recognised investment exchanges and clearing houses announced by Economic Secretary to the Treasury, Ed Balls, and believes its proposals are consistent with the proposed legislation.

NASDAQ will today submit a filing to the Office of Fair Trading and does not expect the Final Offers to give rise to any significant antitrust issues, nor are they subject to any other formal regulatory approvals or a NASDAQ shareholder vote.

9. Governance

NASDAQ proposes that, after completion of the Transaction, the LSE Board would comprise of at least nine directors. Assuming that the total number of directors is nine, then four of these would be executive directors with appropriate international stock exchange expertise and five of which would be independent non-executive directors or user representatives. If the total number is greater than nine, then the non-executives (including any user representatives) would comprise the majority. In assessing the independence of the non-executive directors, the LSE Board would have regard to the provisions of the Combined Code.

At least one member of the LSE Board would also be a member of the NASDAQ Board.

In addition, to ensure that there was appropriate user representation and user input into decision making NASDAQ proposes that two of the non-executive directors of LSE would be user representatives.

NASDAQ will seek the participation of existing members of the LSE Board, in particular the LSE Chairman, on the new independent LSE Board. In any event, NASDAQ is confident that it can recruit appropriate individuals to form the remainder of the independent LSE Board.

10. Management and employees

NASDAQ believes that the skills and expertise exhibited by LSE’s operational management will be invaluable to the operation of the combined entity on both sides of the Atlantic and expects LSE management to play a much more significant role in the management of the combined entity than it would in a transaction with a larger counterparty or in a combination with a “federal” business model.

NASDAQ intends to conduct a general review of the business to finalise its identification of synergies in relation to the business, sales and administration functions of the combined entity. At this stage, it is anticipated that this may involve headcount reductions of up to 6 per cent. of the combined staff by the end of 2008. Any reduction would be implemented on a wholly meritocratic basis so as to achieve the best outcome for the enlarged group while ensuring that the operation of LSE’s markets and its service levels are not adversely affected.

In the event of the Final Offers becoming or being declared unconditional in all respects, the existing contractual and statutory employment rights, including pension rights, of all the employees of the LSE Group will be observed as required by applicable law.

11. LSE Share Option Schemes

The Ordinary Offer extends to any LSE Ordinary Shares which are unconditionally allotted or issued as a result of the exercise of options granted under the LSE Share Option Schemes whilst the Final Offers remain open for acceptance or before such earlier date as NAL may, subject to the City Code, decide.

If the Ordinary Offer becomes or is declared unconditional in all respects, appropriate proposals will be made to holders of options under the LSE Share Option Schemes.

12. Disclosure of interests in LSE

Save for 54,225,405 LSE Ordinary Shares held by NAL, neither NASDAQ nor NAL (nor any of their respective directors), nor any members of the NASDAQ Group nor, so far as NASDAQ and NAL are aware, any person acting in concert with NASDAQ or NAL, owns or controls or has any interests in securities in any LSE Shares (including pursuant to any long exposure, whether conditional or absolute, to changes in the prices of securities) or any rights to subscribe for or purchase the same, or holds any options (including traded options) in respect of, or has any option to acquire, any LSE Shares or has entered into any derivatives referenced to LSE Shares (“Relevant LSE Securities”) which remain outstanding, nor does any such person hold any short positions in relation to Relevant LSE Securities (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, nor does any such person have any arrangement in relation to Relevant LSE Securities. An “arrangement” also includes any indemnity or option arrangement, any agreement or understanding, formal or informal, of whatever nature, relating to Relevant LSE Securities which may be an inducement to deal or refrain from dealing in such securities.

Due to the need for secrecy, NASDAQ has not made enquiry of certain parties who may be deemed to be acting in concert with it after this announcement of the Final Offers. Appropriate enquiry will then be made and appropriate disclosure (if any) will be made in the Offer Document.

13. Financing

The total consideration payable under the Final Offers will amount to approximately £2.0 billion. In addition to cash from NASDAQ’s own reserves, NASDAQ and NAL will finance the acquisition of LSE by borrowing under new credit facilities and issuing preferred stock. NASDAQ expects this debt to be comfortably paid down from the strong cash flow generated by the combined entity. Further information on NAL’s financing arrangements will be contained in the Offer Document.

Greenhill, financial adviser to NASDAQ and NAL, is satisfied that resources are available to NAL sufficient to satisfy in full the cash consideration payable to LSE Shareholders under the terms of the Transaction.

14. Compulsory acquisition, cancellation of listing and re-registration

If the Ordinary Offer becomes or is declared unconditional in all respects and NAL receives sufficient acceptances under the Ordinary Offer, it will be NAL’s intention:

(a)	to exercise its rights in accordance with Schedule 2 to the Takeovers Directive Regulations to acquire compulsorily the remaining LSE Ordinary Shares to which the Ordinary Offer relates; and

(b)	to procure that LSE makes applications to the UK Listing Authority for the removal of LSE Shares from the Official List of the UK Listing Authority and to the London Stock Exchange for the cancellation of the trading in LSE Shares on its market for listed securities.

Such cancellation of LSE’s listing and admission to trading will take effect no earlier than the expiry of 20 business days after the Final Offers become or are declared unconditional in all respects. De-listing would significantly reduce the liquidity and marketability of any LSE Shares not assented to the Final Offers.

15. Overseas Shareholders

The laws of the relevant jurisdictions may affect the availability of the Final Offers to persons who are not resident in the United Kingdom or who are subject to laws of any jurisdiction other than the United Kingdom (or the United States). Persons who are not resident in the United Kingdom (or the United States) or who are subject to laws of any jurisdiction other than the United Kingdom (or the United States), should inform themselves about, and observe any applicable requirements. Further details in relation to overseas shareholders will be contained in the Offer Document.

Offer documentation

The Offer Document and, in the case of holders of LSE Shares in certificated form, the Forms of Acceptance will be posted to LSE Shareholders as soon as possible and as soon as shareholder details have been provided by LSE. In deciding whether or not to accept the Final Offers in respect of their LSE Shares, LSE Shareholders should rely on the information contained in, and procedures described in, the Offer Document and, in the case of holders of LSE Shares in certificated form, the Form(s) of Acceptance.

The Offer Document and, in the case of holders of LSE Shares in certificated form, the accompanying Form(s) of Acceptance will contain important information about the Final Offers.

The Offer Document will not be reviewed by any federal state securities commission or regulatory authority in the United States, nor will any commission or authority pass upon the accuracy or adequacy of the Offer Document. Any representation to the contrary is unlawful and may be a criminal offence.

Your attention is drawn to the further information contained in the Appendices to this announcement.

ENQUIRIES

The Nasdaq Stock Market, Inc. Bethany Sherman	Tel: +1 (212) 401 8714 +1 (917) 836 1724

Greenhill & Co. International LLP (lead financial adviser to NASDAQ and NAL) Simon Borrows Richard Hoyle	Tel: +44 (0)20 7198 7400

Dresdner Kleinwort Securities Limited (broker to NASDAQ and NAL) Angus Kerr Alex Reynolds	Tel: +44 (0)20 7623 8000

Gavin Anderson & Company (PR adviser to NASDAQ and NAL) Richard Constant	Tel: +44 (0)20 7554 1403 / 1405

FURTHER INFORMATION

Greenhill, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for NASDAQ and NAL and for no-one else in connection with the Final Offers and will not be responsible to anyone other than NASDAQ and NAL for providing the protections afforded to clients of Greenhill or for giving advice in relation to the Final Offers.

Dresdner Kleinwort, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for NASDAQ and NAL and for no-one else in connection with the Final Offers and will not be responsible to anyone other than NASDAQ and NAL for providing the protections afforded to clients of Dresdner Kleinwort or for giving advice in relation to the Final Offers.

Banc of America Securities Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for NASDAQ and NAL and for no-one else in connection with the Final Offers and will not be responsible to anyone other than NASDAQ and NAL for providing the protections afforded to clients of Banc of America Securities Limited or for giving advice in relation to the Final Offers.

This announcement does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Final Offers or otherwise. The Final Offers will be made solely by the Offer Document and the Forms of Acceptance accompanying the Offer Document, which will contain the full terms and conditions of the Final Offers, including details of how the Final Offers may be accepted.

In accordance with the City Code, normal United Kingdom market practice, and subject to applicable regulatory requirements and pursuant to exemptive relief granted by the US Securities and Exchange Commission from Rule14e-5 under the US Securities Exchange Act of 1934, (i) Dresdner Kleinwort Securities Limited and/or its affiliates will continue to act as connected exempt principal traders in LSE Shares on the London Stock Exchange and may from time to time make certain purchases of, or arrangements to purchase, LSE Shares or futures contracts or indices over LSE Shares outside the United States, other than pursuant to the Final Offers, before or during the period in which the Final Offers remain open for acceptance, and (ii) NAL, its affiliates, or their respective nominees or brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, LSE Shares outside the United States, other than pursuant to the Final Offers, before or during the period in which the Final Offers remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. These purchases, or arrangements to purchase, shall comply with applicable rules in the United Kingdom, including the City Code, the rules of the UK Listing Authority and the rules of the London Stock Exchange and applicable US securities laws (except to the extent of any exemptive relief granted by the US Securities and Exchange Commission from Rule 14e-5). Any information about such purchases will be disclosed as required in the United Kingdom pursuant to the City Code and will be available from the Regulatory Information Service of the UK Listing Authority and will be available in the United States at www.nasdaq.com.

Unless otherwise determined by NAL, the Final Offers are not being, and will not be, made, directly or indirectly, in or into or by the use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce of, or by any facilities of a national securities exchange of, Australia or Canada or any jurisdiction where to do so would violate the laws of that jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within Australia or Canada or any such jurisdiction. Accordingly copies of this announcement are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from Australia or

Canada or any such jurisdiction, and persons receiving this announcement (including, without limitation, custodians, nominees and trustees) must not mail or otherwise distribute or send it in, into or from such jurisdiction as doing so may invalidate any purported acceptance of the Final Offers. Any person (including, without limitation, any custodian, nominee or trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to forward this announcement and/or the Offer Document and/or any related document to any jurisdiction outside the United Kingdom and the United States should inform himself of, and observe, any applicable legal or regulatory requirements of that jurisdiction.

This announcement contains certain forward-looking statements with respect to NASDAQ, NAL and LSE. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the operations of the NASDAQ Group or the LSE Group; and (iii) the effects of government regulation on the business of the NASDAQ Group or the LSE Group.

These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, or industry results, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. All subsequent oral or written forward-looking statements attributable to NASDAQ, NAL or LSE or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

The NAL Directors and the NASDAQ Directors accept responsibility for the information contained in this announcement, save that the only responsibility accepted by them in respect of information in this announcement relating to LSE, which has been compiled from public sources, is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the NAL Directors and the NASDAQ Directors (each of whom has taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING RESTRICTIONS

Your attention is drawn to certain UK dealing disclosure requirements in relation to the Transaction. These disclosure requirements are set out in Rule 8 of the City Code.

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of LSE, all “dealings” in any “relevant securities” of LSE (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Ordinary Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or upon the “offer period” otherwise ending. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of LSE, they will be deemed to be a single person for the purposes of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of LSE by NASDAQ or NAL, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

APPENDIX I. CONDITIONS AND CERTAIN FURTHER TERMS OF THE CASH OFFERS

Conditions of the Final Offers

The Ordinary Offer

The Ordinary Offer will be subject to the following conditions:

(a)	valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time)/10.00 a.m. (New York time) on the first closing date of the Offer (the First Closing Date) or such later time(s) and/or date(s) as NAL may, subject to the City Code, decide in respect of not less than 90 per cent. in nominal value (or such lesser percentage as NAL may decide) of the LSE Ordinary Shares to which the Ordinary Offer relates, and 90 per cent. of the voting rights covered by those LSE Ordinary Shares, provided that this condition will not be satisfied unless NASDAQ and its wholly owned subsidiaries shall have acquired or agreed to acquire, pursuant to the Ordinary Offer or otherwise, LSE Ordinary Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of LSE, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any LSE Ordinary Shares that are unconditionally allotted or issued before the Ordinary Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and for the purposes of this condition:

(i)	LSE Ordinary Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry on issue; and

(ii)	the expression “LSE Ordinary Shares to which the Ordinary Offer relates” shall be construed in accordance with Schedule 2 to the Takeover Directive Regulations;

(b)	The FSA not having undertaken any step or taken, implemented or threatened any action which would or might prejudice the status of LSE as a Recognised Investment Exchange for the purposes of the Recognition Requirements Regulations or in relation to sections 296 and 297 of Financial Services and Markets Act 2000;

(c) (i)	it being established, in terms satisfactory to NAL, that neither the Office of Fair Trading nor the Security of State intends to refer the proposed acquisition of LSE by NAL, or any matters arising from that proposed acquisition, to the Competition Commission for investigation; and

(ii)	it being established, in terms satisfactory to NAL, that no request has been made to the European Commission by the competent authorities of one or more Member States under Article 22(1) of Council Regulation (EC) No. 139/2004 (the Regulation) for the European Commission to examine the proposed acquisition of LSE by NAL or any matter arising from or relating to that proposed acquisition;

(d)	no government or governmental, quasi-governmental, supranational, statutory or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any jurisdiction (each a Relevant Authority) having decided to take, instituted, implemented or threatened any action, proceeding, suit, investigation, enquiry or reference or having enacted, made or proposed and there not continuing to be outstanding any statute, regulation, decision, order or change to published practice or otherwise having taken any other steps to intervene which would or might be reasonably expected to:

(i)	make the Ordinary Offer, its implementation or the acquisition or proposed acquisition of any shares in, or control of, LSE or any member of the Wider LSE Group by NAL or any member of the Wider NAL Group void, illegal or unenforceable or directly or indirectly prohibit or otherwise restrict, delay or interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge, the Ordinary Offer or the acquisition of any shares in, or control of LSE by NAL or any member of the Wider NAL Group;

(ii)	impose any limitation on or, result in any delay in, the ability of any member of the Wider NAL Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider LSE Group;

(iii)	require, prevent or delay the divestiture (or alter the terms envisaged for any proposed divestiture) by any member of the Wider NAL Group of any shares or other securities in LSE;

(iv)	require, prevent or delay the divestiture (or alter the terms of any proposed divestiture) by any member of the Wider NAL Group or by any member of the Wider LSE Group of all or any part of their respective businesses, assets or properties or impose any limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties;

(v)	require any member of the Wider NAL Group or of the Wider LSE Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of the Wider NAL Group or of the Wider LSE Group;

(vi)	impose any limitation on the ability of any member of the Wider NAL Group or of the Wider LSE Group to conduct its business;

(vii)	result in any member of the Wider LSE Group or the Wider NAL Group ceasing to be able to carry on business under any name under which it presently does so;

(viii)	impose any limitation on the ability of any member of the Wider NAL Group or the Wider LSE Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider NAL Group and/or the Wider LSE Group; or

(ix)	otherwise adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Wider LSE Group or of the Wider NAL Group,

and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(e)	all necessary filings having been made and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in connection with the Ordinary Offer and the acquisition of any shares in, or control of, LSE by NAL and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (authorisations) necessary or appropriate in any jurisdiction for or in respect of the Ordinary Offer and the proposed acquisition of any shares in, or control of, LSE by NAL being obtained in terms and in a form satisfactory to NAL from appropriate Relevant Authorities or from any persons or bodies with whom any member of the Wider NAL Group or the Wider LSE Group has entered into contractual arrangements and such authorisations together with all authorisations necessary or appropriate for any member of the Wider LSE Group to carry on its business remaining in full force and effect and no intimation of any intention to revoke, suspend, restrict or modify or not to renew any of the same having been made and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(f)	there being no provision of any arrangement, agreement, license or other instrument to which any member of the Wider LSE Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject which, as a result of the making or implementation of the Ordinary Offer or the acquisition or proposed acquisition of any shares in, or change in the control or management of, LSE or otherwise, by any member of the Wider NAL Group, would or might result in:

(i)	except for any provisions in the LSE 2006 Bond, any monies borrowed by, or any other indebtedness (actual or contingent) of any such member of the Wider LSE Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

(ii)	except for any provisions in the LSE 2006 Bond, the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider LSE Group or any such security interest (whenever arising or having arisen) becoming enforceable;

(iii)	except for any provisions in the LSE 2006 Bond, any such arrangement, agreement, licence or other instrument being terminated or adversely modified or any onerous obligation arising or any adverse action being taken or arising thereunder;

(iv)	except for any provisions in the LSE 2006 Bond, any assets or interest of any such member of the Wider LSE Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(v)	any such member of the Wider LSE Group ceasing to be able to carry on business under any name under which it presently does so;

(vi)	the creation of any liabilities (actual or contingent) by any member of the Wider LSE Group;

(vii)	the rights, liabilities, obligations or interests of any member of the Wider LSE Group under any such arrangement, agreement, license or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, adversely modified or affected;

(viii)	the interest or business of any such member of the Wider LSE Group in or with any other person, firm or company (or any agreements or arrangements relating to such interest or business) being terminated or adversely affected; or

(ix)	the value of any member of the Wider LSE Group or its financial or trading position or prospects being prejudiced or adversely affected,

and no event having occurred which, under any provision of any such arrangement, agreement, license or other instrument to which any member of the Wider LSE Group is a party or by or to which any such member or any of its assets may be bound or be subject, could result in any of the events or circumstances which are referred to in paragraphs (i) to (ix) of this condition (f);

(g)	except as disclosed in the annual report and accounts of London Stock Exchange plc for the year ended 31 March, 2006 or as publicly announced to a Regulatory Information Service by or on behalf of London Stock Exchange Group plc or London Stock Exchange plc in writing before 17 November 2006, no member of the Wider LSE Group having since 31 March 2006:

(i)	issued or agreed to issue, or authorized the issue of, additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities;

(ii)	purchased or redeemed or repaid any of its own shares or other securities or reduced or made or authorized any other change in its share capital;

(iii)	recommended, declared, paid or made any bonus, dividend or other distribution whether payable in cash or otherwise (other than a distribution by any wholly-owned subsidiary of LSE);

(iv)	made or authorised any change in its loan capital or issued or authorised the issue of any debentures or (other than in the ordinary course of trading and save as between LSE and wholly-owned subsidiaries of LSE) incurred or increased any indebtedness or contingent liability;

(v)	implemented or authorised any merger or demerger or (other than in the ordinary course of trading) acquired or disposed of or transferred, mortgaged or charged, or created any other security interest over, any asset or any right, title or interest in any asset;

(vi)	entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of business or which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material;

(vii)	implemented or authorised any reconstruction, amalgamation, scheme or other transaction or arrangement (other than in the ordinary course of business);

(viii)	entered into or varied the terms of any service agreement or arrangement with any director or senior executive of any member of the Wider LSE Group;

(ix)	made or consented to any change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, any change to the trustees;

(x)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntarily or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets and revenues;

(xi)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xii)	waived, compromised or settled any claim;

(xiii)	made any alteration to its memorandum or articles of association;

(xiv)	entered into any contract, commitment or arrangement which would be restrictive on the business of any member of the Wider LSE Group or the Wider NAL Group; or

(xv)	entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this condition (g);

(h)	since 31 March 2006 (except as disclosed in the annual report and accounts of London Stock Exchange plc for the year then ended or as publicly announced to a Regulatory Information Service by or on behalf of London Stock Exchange Group plc or London Stock Exchange plc before 17 November 2006):

(i)	no adverse change having occurred in the business, assets, financial or trading positions or profit or prospects of any member of the Wider LSE Group;

(ii)	no contingent or other liability having arisen which would or might adversely affect any member of the Wider LSE Group; and

(iii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider LSE Group or to which any member of the Wider LSE Group is a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Wider LSE Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider LSE Group;

(i)	NAL not having discovered that:

(i)	any financial, business or other information publicly disclosed at any time by any member of the Wider LSE Group, is misleading, contains any misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading; or

(ii)	any member of the Wider LSE Group is subject to any liability, contingent or otherwise which is not disclosed in the annual report and accounts of London Stock Exchange plc for the financial year ended 31 March 2006 and which is material in the context of the Wider LSE Group taken as a whole;

(iii)	any past or present member of the Wider LSE Group has failed to comply with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Relevant Authority with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health, or otherwise relating to environmental matters or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place) any of which non-compliance would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider LSE Group;

(iv)	there is, or is likely to be, any obligation or liability (whether actual or contingent), to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider LSE Group under any environmental legislation, regulation, notice, circular or order of any Relevant Authority in any jurisdiction; or

(v)	any insurance cover taken out by or on behalf of any member of the Wider LSE Group which covers (in any respect) loss arising from or as a result of acts of terrorism having (in whole or in part) been lapsed, voided or not renewed and any event having occurred as a result of which such insurance cover is not expected to be renewable (in whole or in part) at any time in the future (with the existing provider(s) or otherwise) for any reason whatsoever, including any inability to obtain such insurance or insurance of such type in the market either at all or on commercially acceptable terms.

For the purpose of these conditions:

Wider NAL Group means NASDAQ and its subsidiary undertakings (including NAL), associated undertakings and any other undertakings in which NASDAQ and such undertakings (aggregating their interests) have a substantial interest;

Wider LSE Group means LSE and its subsidiary undertakings, associated undertakings and any other undertakings in which LSE and such undertakings (aggregating their interests) have a substantial interest; and

subsidiary undertaking, associated undertaking and undertaking have the meanings given by the Companies Act 1985 (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act 1985) and substantial interest means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

NAL reserves the right to waive all or any of conditions (b) to (i) inclusive, in whole or in part. The Ordinary Offer will lapse unless all the conditions above are fulfilled or (if capable of waiver) waived or, where appropriate, determined by NAL to have been or remain satisfied by midnight on the day which is 21 days after the later of the First Closing Date of the Ordinary Offer and the date on which the Ordinary Offer becomes or is declared unconditional as to acceptances (or such later date as NAL may, with the consent of the Panel, decide). NAL shall be under no obligation to waive or treat as fulfilled any of conditions (b) to (i) inclusive by a date earlier than the date specified above for the fulfilment thereof notwithstanding that the other conditions of the Ordinary Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If NAL is required by the Panel to make an offer for any LSE Ordinary Shares under Rule 9 of the City Code, NAL may make such alterations to the above conditions as are necessary to comply with that Rule.

The Ordinary Offer will lapse (unless the Panel otherwise consents) if, before the First Closing Date of the Ordinary Offer or the date when the Ordinary Offer becomes or is declared unconditional as to acceptances (whichever is the later), the proposed acquisition of LSE by NAL or any matter arising from or relating to that proposed acquisition is referred to the Competition Commission or the European Commission initiates proceedings under Article 6(1)(c) of the EC Merger Regulation. If the Ordinary Offer does so lapse, not only will the Ordinary Offer cease to be capable of further acceptance but also LSE Ordinary Shareholders and NAL will thereafter cease to be bound by prior acceptances.

The B Share Offer

The B Share Offer is subject to the Ordinary Offer becoming or being declared unconditional in all respects.

Certain further terms of the Final Offers

The LSE Ordinary Shares will be acquired by NAL free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto including the right to receive in full all dividends and other distributions declared, paid or made after 20 November 2006 (other than the interim dividend of 6 pence per LSE Ordinary Share announced on 8 November 2006 and to be paid on 5 January 2007 for LSE Ordinary Shareholders on the register of LSE on 8 December 2006).

The LSE B Shares will be acquired by NAL free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto including the right to receive in full all dividends and other distributions declared, paid or made after 20 November 2006

The Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, Australia or Canada. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Australia or Canada.

The provisions referred to in the previous two paragraphs may be waived or varied by NAL in its sole discretion as regards specific LSE Shareholders or generally.

APPENDIX II. DEFINITIONS

The following definitions apply throughout this announcement unless the context requires otherwise:

£	pounds sterling

$	US dollars

AIM	the Alternative Investment Market of the London Stock Exchange

B Share Offer	the final cash offer to be made by NAL to acquire the LSE B Shares on the terms and subject to the conditions to be set out in the Offer Document and, in the case of certificated shareholders only, the Blue Form of Acceptance, including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer

Blue Form of Acceptance	the form of acceptance and authority relating to the B Share Offer which will accompany the Offer Document

Board	as the context requires, the board of directors of LSE, the board of directors of NAL or the board of directors of NASDAQ and the terms “LSE Board”, “NAL Board” and “NASDAQ Board” shall be construed accordingly

Brut	Brut, Inc.

Business Day	any day other than a Saturday or a Sunday when banks generally are open in London for general banking business

certificated or in certificated form	a share or other security which is not in uncertificated form (that is, not in CREST)

City Code	the City Code on Takeovers and Mergers

Closing Price	the closing middle market quotation of the relevant shares as derived from the Daily Official List (in the case of the LSE Shares) and (in the case of NASDAQ Shares) the value of the closing trade in respect of relevant shares on The Nasdaq Stock Market

Combined Code	the Combined Code on Corporate Governance dated July 2003 issued by the Financial Reporting Council in the United Kingdom

Companies Act	the Companies Act 1985 (as amended)

CREST	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

CRESTCo	CRESTCo Limited

Daily Official List	the Daily Official List of the London Stock Exchange

Directors of LSE or LSE Directors	the directors of LSE at the date of this announcement

Directors of NAL or NAL Directors	the directors of NAL at the date of this announcement

Directors of NASDAQ or NASDAQ Directors	the directors of NASDAQ at the date of this announcement

dollars	the lawful currency of the United States of America

Dresdner Bank	Dresdner Bank AG New York and Grand Cayman Branches

Dresdner Kleinwort	Dresdner Kleinwort Securities Limited, broker to NASDAQ and NAL

ECN	electronic communications network

Final Offers	the Ordinary Offer and the B Share Offer

Form or Forms of Acceptance	the White Form of Acceptance and/or (as appropriate) the Blue Form of Acceptance which will accompany the Offer Document, which may only be completed by holders of LSE Shares in certificated form

FSA	UK Financial Services Authority

Greenhill	Greenhill & Co. International LLP, lead financial adviser to NASDAQ and NAL

ICTA	Income and Corporation Taxes Act 1988

INET	the ECN acquired by NASDAQ in the Instinet Transactions

Instinet	Instinet Group Incorporated

Instinet Transactions	the purchase of Instinet and sale of Instinet’s Institutional Broker division to Silver Lake Partners

Listing Rules	the listing rules of the UK Listing Authority (as from time to time amended)

LSE	London Stock Exchange Group plc or London Stock Exchange plc as the context requires

LSE 2006 Bond	the £250,000,000 aggregate principal amount of 5.875 per cent. notes issued by LSE in connection with a prospectus dated 4 July 2006

LSE B Shareholders	holders of LSE B Shares

LSE B Shares	the existing unconditionally allotted or issued and fully paid B Shares of £2 each in the capital of LSE; and any such further B Shares of £2 each in the capital of LSE which are unconditionally allotted or issued while the B Share Offer remains open for acceptance before such earlier date as NAL may (subject to the City Code) decide not being, unless the Panel so permits, earlier than the date on which the Ordinary Offer becomes or is declared unconditional as to acceptances

LSE Capital Return	the return to shareholders of approximately £510 million effected in May 2006

LSE Group	LSE and its subsidiaries and subsidiary undertakings

LSE Ordinary Shareholders	holders of LSE Ordinary Shares

LSE Ordinary Shares	the existing unconditionally allotted or issued and fully paid ordinary shares of 6 pence each in the capital of LSE and any further such ordinary shares which are unconditionally allotted or issued while the Ordinary Offer remains open for acceptance or before such earlier date as NAL may (subject to the City Code) decide not being, unless the Panel so permits, earlier than the date on which the Ordinary Offer becomes or is declared unconditional as to acceptances

LSE Share Option Schemes	all or (where the context permits) any incentive plans relating to LSE Ordinary Shares which are operated for the benefit of employees of the LSE Group, being: (i) the Long-Term Incentive Plan 2004; (ii) the Executive Share Option Plan; (iii) the SAYE Share Option Scheme; (iv) the Initial and Annual Share Plans; (v) the Share Incentive Plan; (vi) the Employee Benefit Trust; and (vi) any other arrangement operated by LSE under which options or subscription rights over LSE Ordinary Shares are outstanding

LSE Shareholders	the holders of LSE Shares

LSE Shares	LSE Ordinary Shares and/or LSE B Shares (as the context requires)

Macquarie	Macquarie London Exchange Investments Limited

member account ID	the identification code or number attached to any member account in CREST

NAL	Nightingale Acquisition Limited

NASDAQ	The Nasdaq Stock Market, Inc.

NASDAQ Group	NASDAQ and its subsidiaries and subsidiary undertakings (prior to the Final Offers becoming or being declared unconditional in all respects)

NASDAQ Shares	common stock, of $0.01 par value per share each in the capital of NASDAQ

NYSE	the NYSE Group Inc.

Offer Document	the document containing the terms and conditions of the Final Offers to be sent to LSE Shareholders

Offer Period	the period commencing on 20 November 2006 and ending on whichever of the following dates shall be the latest: (i) the First Closing Date; (ii) the date on which the Final Offers lapse or are withdrawn; and (iii) the date on which the Final Offers become or are declared unconditional as to acceptances

Official List	the Official List of the UK Listing Authority

Ordinary Offer	the final cash offer to be made by NAL to acquire the LSE Ordinary Shares on the terms and subject to the conditions to be set out in the Offer Document and, in the case of certificated holders only, in the White Form of Acceptance, including, where the context so permits, any subsequent revision, variation, extension or renewal of such offer

Overseas Shareholders	LSE Shareholders resident in, or nationals or citizens of, jurisdictions outside the UK or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of such other jurisdictions

Panel	the Panel on Takeovers and Mergers

participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

Recognised Investment Exchange or RIE	an investment exchange in relation to which a recognition order under the Financial Services and Markets Act 2000 is in force

Recognition Requirements Regulations	the regulations pertaining to the recognition requirements for recognised investment exchanges made under section 286 of FSMA

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)

Regulatory Information Service	any of the services set out from time to time in the Listing Rules

SEC	the United States Securities and Exchange Commission

Takeovers Directive Regulations	the Takeovers Directive (Interim Implementation) Regulations 2006

Transaction	the proposed acquisition of all the issued or to be issued share capital of LSE by NAL pursuant to the Final Offers

treasury shares	any LSE Shares held by LSE as treasury shares

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UK GAAP	the generally accepted accounting principles in the UK

UKLA or UK Listing Authority	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

uncertificated or in uncertificated form	a LSE Share which is for the time being recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST

United States of America, United States or US	the United States of America, its territories and possessions, any state of the United States and the District of Columbia

US GAAP	the generally accepted accounting principles in the US

White Form of Acceptance	the form of acceptance and authority relating to the Ordinary Offer which will accompany the Offer Document

All references to legislation in this announcement are to English legislation unless the contrary is indicated. Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

All references to time in this announcement are to London time (unless otherwise stated).

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

For the purposes of this announcement, “subsidiary”, “subsidiary undertaking” and “parent undertaking” have the respective meanings given to them by the Companies Act 1985 (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act 1985).

APPENDIX III. SOURCES OF INFORMATION AND BASES OF CALCULATION

Unless otherwise stated in this announcement:

1.	Closing Prices for the relevant dates are derived from the Daily Official List (in the case of the LSE Ordinary Shares) and from NASDAQ (in the case of NASDAQ shares).

2.	The value of the Ordinary Offer is based upon 213,216,890 LSE Ordinary Shares (being 216,037,479 LSE Ordinary Shares in issue on 12 May 2006, the date on which LSE announced the results of the LSE Capital Return), as adjusted to take into account subsequent buybacks announced by LSE since this date until close of business on 17 November 2006. It does not take into account any LSE Ordinary Shares issued since 12 May 2006 by LSE either generally or following any exercise of options under LSE Share Option Schemes.

3.	The value of the B Share Offer is based upon £16.5 million worth of B shares in issue as at 30 September 2006 (as identified in the unaudited consolidated financial statements of LSE for the six months ended 30 September 2006).

4.	Financial information relating to the LSE has been extracted or provided, without material adjustments, from the audited consolidated financial statements of LSE for the year ended 31 March 2006 and the unaudited consolidated financial statements of LSE for the six months ended 30 September 2006.

5.	The NASDAQ market capitalisation has been calculated on a fully converted basis (assuming conversion of all in- the-money convertible debt and warrants issued by NASDAQ).

6.	References in this announcement to the number of companies listed on NASDAQ and to the total market capitalisation of companies listed on NASDAQ are sourced from NASDAQ internal records.

7.	References in this announcement to the number of companies listed on LSE and to the total market capitalisation of companies listed on LSE are sourced from the LSE Monthly Market Report September 2006 and the LSE List of Companies dated 29 September 2006, and references to the number of users of LSE are sourced from the LSE Interim Report for the six months ended 30 September 2006.

8.	References to net debt as of 30 September 2006 have been sourced from the unaudited consolidated financial statements of LSE for the six months ended 30 September 2006 (in the case of LSE) and from the NASDAQ 10-Q filed on 8 November 2006 (in the case of NASDAQ).

9.	LSE consensus earnings forecasts for the 12 months to 31 March 2007 are sourced from I/B/E/S (as of 19 November 2006).

10.	LSE earnings multiples are calculated as the offer price multiplied by the number of outstanding shares as of close on 16 November 2006 divided by the net income figure for the relevant period.

11.	References to LSE being the largest equity exchange in Europe and the fourth largest equity exchange in the world measured by the domestic market capitalisation of listed companies are sourced from World Federation of Exchanges, October 2006 statistics.

12.	The US$ / £ exchange rate used in this announcement is the prevailing US$ / £ exchange rate for the relevant dates in this announcement as sourced from Bloomberg.